Exhibit 18

May 14, 2004

Metromedia International Group, Inc.
Charlotte, North Carolina

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Metromedia International Group, Inc. (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficiency) and comprehensive income (loss) and cash flows and consolidated financial statement schedules for each of the years in the three-year period ended December 31, 2003, and have reported thereon under date of May 14, 2004. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2003. As stated in Note 4 to those consolidated financial statements, the Company changed its method of accounting for certain subsidiaries and equity accounting for certain equity investees, which had previously been accounted for on a three month lag, by eliminating the lag in the fourth quarter of 2003 and recognizing the cumulative effect as of January 1, 2003. Management states that the newly adopted accounting principle is preferable in the circumstances because it provides more timely and meaningful financial information to the readers of the financial statements. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

KPMG LLP